Exhibit 99.2

FINANCIAL AND COMPLIANCE REPORTS AND
INDEPENDENT AUDITOR'S REPORT

CRESTVIEW HOUSING, LTD.
RHS PROJECT NO. 31-015-387826946

DECEMBER 31, 2014 AND 2013

CRESTVIEW HOUSING, LTD.
RHS PROJECT NO. 31-015-387826946

TABLE OF CONTENTS
PAGE
INDEPENDENT AUDITORS' REPORT	3
FINANCIAL STATEMENTS:
BALANCE SHEETS	5
STATEMENTS OF OPERATIONS	7
STATEMENTS OF CHANGES IN PARTNERS' EQUITY	8
STATEMENTS OF CASH FLOWS	9
NOTES TO FINANCIAL STATEMENTS	10
SUPPLEMENTAL INFORMATION:
INDEPENDENT AUDITOR'S REPORT ON INFORMATION ACCOMPANYING THE BASIC FINANCIAL STATEMENTS	22
SUPPLEMENTAL INFORMATION REQUIRED BY RD	23

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners Crestview Housing, Ltd.
Kalispell, Montana

and

USDA Rural Development Servicing Office Kalispell, Montana

We have audited the accompanying financial statements of Crestview Housing, Ltd., RHS Project No. 31-015- 387826946, which comprise the balance sheet as of December 31, 2014 and 2013 and the related statements of operations, changes in partners' equity, and cash flows for each of the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board (United States) and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the  financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation an fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  The Crestview Housing, Ltd.  is not required to have, or were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in  all  material respects, the financial position of Crestview Housing, Ltd. as of December 31, 2014 and 2013, and results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Metairie, Louisiana
February 6, 2015

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

ASSETS	2014	2013
Current Assets
Cash and Equivalents	$15,887	$1,142
Accounts Receivable, Tenant	261	526
Accounts Receivable, Subsidy	3,764	9,206
Prepaid Expenses	677	738
Total Current Assets	20,589	11,612

Restricted Cash
Reserve Funds	78,564	76,445
Security Deposits	4,870	4,669
Total Restricted Cash	83,434	81,114

Rental Property
Buildings	2,725,449	2,725,449
Furniture & Fixtures	16,000	16,000
Total Rental Property	2,741,449	2,741,449
Accumulated Depreciation	(468,914)	(389,637)
Land	250,446	250,446
Rental Property, Net	2,522,981	2,602,258

Other Assets
Loan Fees, Net	11,067	13,042

Total Assets	$2,638,071	$2,708

See auditor's report and accompanying notes to financial statements.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
	2014	2013
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts Payable	$16,190	$8,582
Accrued Interest Payable	602	1,906
Management Fees Payable	1,265	1,150
Prepaid Rent	-	31
Current Portion of Long Term Debt	10,277	276,878
Total Current Liabilities	28,334	288,547

Deposits & Prepayment Liabilities
Tenants' Security Deposits	4,850	4,550
Real Estate Taxes Payable	993	5,238
Total Deposits and Prepayment Liabilities	5,843	9,788
Long Term Liabilities
Mortgage Payable - Glacier Bank	214,900	218,671
Mortgage Payable - RHS	469,784	475,577
Construction Note Payable - Glacier Bank	-	267,553
Less: Current Portion	(10,277)	(276,878)
Due to Related Parties	173,848	173,814
Total Long Term Liabilities	848,255	858,737
Total Liabilities	882,432	1,157,072

Partners' Equity
Partners' Equity	1,755,639	1,550,954

Total Liabilities and Partners' Equity	$2,638,071	$2,708,026

See auditor's report and accompanying notes to financial statements.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Rental Income
Apartments	$73,424	$72,762
Tenant Assistance Payments	51,569	54,150
Potential Rental Income	124,993	126,912
Less: Vacancies	3,806	5,296
Total Rental Income	121,187	121,616

Other Income
Laundry & Vending	1,051	996
Interest Income	79	97
Tenant Charges	409	1,262
Affordable Housing Preservation Grant	270,939	-
Total Other Income	272,478	2,355
Total Income	393,665	123,971

Expenses
Operating and Maintenance	21,259	15,192
Utilities	15,680	14,647
Administrative	30,444	40,088
Taxes and Insurance	10,145	20,053
Interest on Mortgage Payable	29,006	23,183
Total Expenses	106,534	113,163

Income (Loss) from Rental Operations	287,131	10,808
Non-Operating Income and (Expenses) Interest Subsidy Income	42,687	41,617
Interest Subsidy Expense	(42,687)	(41,617)
Asset Management Fees	(1,194)	(1,159)
Depreciation and Amortization	(81,252)	(76,514)
Total Non-Operating Income and (Expenses)	(82,446)	(77,673)
Net Income (Loss)	$204,685	$(66,865)

See auditor's report and accompanying notes to financial statements.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
STATEMENTS OF CHANGES IN PARTNERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Partners' Equity - January 1,	$1,550,954	$1,617,819
Contributions by Partners	-	-
Net Income (Loss)	204,685	(66,865)
Distributions to Partners	-	-
Partners' Equity - December 31,	$1,755,639	$1,550,954

See auditor's report and accompanying notes to financial statements.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Cash flows from operating activities:
Net Income	$204,685	$(66,865)
Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization	81,252	76,514
(Increase) decrease in accounts receivable	5,707	(4,591)
(Increase) decrease in prepaid expenses	61	169
Increase (decrease) in accounts payable	7,608	6,584
Increase (decrease) in accrued interest	(1,304)	(360)
Increase (decrease) in accrued liabilities	115	(50)
Increase (decrease) in accrued prepaid rents	(31)	(64)
Increase (decrease) in security deposits	300	(30)
Increase (decrease) in real estate tax payable	(4,245)	74
Total adjustments	89,463	78,246
Net cash provided (used) by operating activities	294,148	11,381

Cash flows from investing activities:
(Deposits) withdrawals in reserve funds	(2,119)	5,807
(Deposits) withdrawals in security deposit account	(201)	(66)
Purchase of fixed assets	-	(267,390)
Grant support for capital purchases	(270,939)	-
Net cash provided (used) by investing activities	(273,259)	(261,649)

Cash flows from financing activities:
Principal payments on long-term debt	(9,564)	(2,439)
Principal payments on land loan	(267,553)	(5,212)
Proceeds from long-term debt	-	(267,553)
Amortizable loan fees	-	(6,875)
Proceeds from Grant	270,939	-
Proceeds (payments) in related party payable	34	(4,340)
Net cash provided (used) by financing activities	(6,144)	248,687

Net increase (decrease) in cash and equivalents	14,745	(1,581)
Cash and equivalents, beginning of year	1,142	2,723
Cash and equivalents, end of year	$15,887	$1,142

Supplemental disclosures of cash flow information: Cash paid during the year for:
Interest Expense
	$65,654	$71,582

See auditor's report and accompanying notes to financial statements.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE A - NATURE OF OPERATIONS

Crestview Housing, Ltd. (the "Partnership") was formed June 30, 2006, as a limited partnership under  the laws of the State of Montana, for the purpose of constructing and operating a 24-unit apartment project, located in Bigfork, Montana.

As incentive for investment equity, the Partnership applied for and received an allocation certificate for low-income housing tax credits established by the Tax Reform Act of 1986. Tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. The low-income housing tax credits are provided for the purchase and rehabilitation of the project.

The Project also receives rental assistance for a portion of the units under a rental assistance contract with the U.S. Department of Agriculture, Rural Development. This agreement provides a significant portion of the Project's rental income. During 2014 and 2013, rental assistance payments received under this contract were $51,569 and $54,150, respectively.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting, whereby income is recognized as earned and expenses are recognized as obligations are incurred, in accordance with generally accepted accounting principles.

Cash and Cash Equivalents

The Statement of Cash Flows considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. These amounts are available for current operations and development and exclude amounts restricted for repayment of tenant security deposits and restricted reserves.

Cash and Other Deposits

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits.  Interest bearing  and non-interest bearing deposits are insured by the FDIC up to $250,000 per bank. The Partnership  has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Tenant Receivable and Bad Debt Policy

Tenant rent charges for the current month are due on the first of the month. Tenants who are evicted or move out are charged with damages or cleaning fees, if applicable. Tenant receivable consists of amounts due for rental income, security deposit or the charges for damages and cleaning fees. The Partnership does not accrue interest on the tenant receivable balances.

The Partnership has not established an allowance for doubtful accounts and does not use the reserve method for recognizing bad debts. Bad debts are treated as direct write-offs in the period management determines that collection is not probable.  Included in expenses are bad debts of $0 and $0 for the  years ending December 31, 2014 and 2013, respectively.

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for  in  amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using  the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation.  The resulting gains and  losses are reflected in the statement of operations. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	27.5 years	Straight-Line
Furnishings & Equipment	7 years	Straight-Line

Impairment or Disposal of Long-Lived Assets

The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable.  Recoverability  is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2014 or 2013.

Other Assets - Loan Fees

Other assets consist of capitalized costs related to the arrangement of the permanent financing for the Project. These costs will be amortized over the life of the related debt.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Tenants' Security Deposits

Tenants' security deposits  are  held  in a separate bank  account  in  the  name  of the project. At December 31, 2014, this account was funded in an amount greater than the security deposit liability.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

The Partnership's tax filings are subject to audit by various taxing authorities, and the open audit periods are 2011 through 2013.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned.  All leases between the partnership and the tenants of the property are operating leases.

Accounting Standards Codification

The Financial Accounting Standards Board ("FASB ASC") became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership's financial position, results from operations, partners' equity (deficit) or cash flows. References to the authoritative accounting literature in the notes to the financial statements are the FASB ASC references.

Tax and Insurance Account

Under the loan terms of the Rural Development loan, the Partnership must make escrow deposits for property taxes and insurance monthly. As of December 31, 2014 and 2013, monthly deposits for  property taxes and insurance had not been segregated.

Special Operating Reserve

Under the terms of the Partnership agreement, a special operating reserve was to be established at $50,000 upon the capital contribution of the Limited Partner and was to be maintained to the end of the compliance period for operating deficits. As of December 31, 2014 and 2013 the special operating reserve had a balance of $0 due to construction cost overruns.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE C - ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting  period.  Actual results could differ from those estimates.

NOTE D - PARTNERS' CAPITAL CONTRIBUTIONS

The Partnership has one general partner, American Covenant Senior Housing Foundation, Inc., one limited partner, WNC Housing Tax Credit Fund VI Series 13, L.P., and one special limited partner, WNC Housing, L.P. As of December 31, 2014, the limited partners have contributed $1,874,820. The partnership agreement requires the Limited Partners to make capital contribution installments totaling
$1,973,484 subject to any low-income housing tax credit adjustments. The remaining balance of $98,664 shall be payable upon satisfaction of the criteria described in Section 7 of the partnership agreement.

NOTE E - INTANGIBLE ASSETS

Intangible assets at December 31, 2014 and 2013 was $11,067 and $13,042, respectively, consisted of the following amounts:

Amortization expense for the years ended December 31, 2014 and 2013 was $1,975 and $6,000, respectively. Estimated aggregated amortization expense for each of the next five years is:

2015	$500
2016	500
2017	500
2018	500
2019	500

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE F - LONG-TERM DEBT

Note Payable - USDA Rural Development

The project is financed by a 50-year mortgage payable to RHS in the original amount of $522,500. The 10.625% mortgage is payable in monthly installments of $4,671 through November 2035. The partnership has entered into an interest subsidy agreement with RHS which effectively reduces the interest rate to approximately 1% over the term of the loan. As of December 31, 2014 and 2013, the balance of the note payable was 469,784 and $475,577, respectively.

The liability of the partnership under the mortgage note is limited to the underlying value of the real  estate collateral plus other amounts deposited with the lender.

In accordance with the loan agreement with RHS, a reserve for replacements is to be funded $6,000 annually until the account reaches a balance of $60,000. The amount on hand at December 31, 2014, was $78,564 which was funded.

The apartment project is pledged as collateral for the mortgage. The mortgage loan is nonrecourse debt secured by deeds of trust on the related real estate.

Note Payable - Glacier Bank

The project is also financed by a 30-year loan note payable to Glacier Bank in the original amount of $230,466. On April 26, 2013, the parties agreed to a change in the agreement regarding the terms of the loan. The 8.5% mortgage was reduced to an interest rate of 6.875% and remains payable in monthly installments of $1,541 through June 2038. As of December 31, 2014 and 2013, the balance of the note payable was $214,900 and $218,671, respectively.

Construction Loan - Glacier Bank

On April 26, 2013, the parties also entered into a short-term construction loan with an original amount not to exceed $270,939. The 6.0% loan was payable in one payment of all outstanding principle and unpaid accrued interest on February 26, 2014. In April 2014, the loan was aid off with proceeds from an Affordable Housing Preservation Grant in the amount of $270,939.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE F - LONG-TERM DEBT (CONTINUED)

Aggregate maturities of long-term debt for the next five years are as follows:

December 31, 2015	$10,277
2016	11,269
2017	12,359
2018	13,559
2019	14,881
and Thereafter	622,339
Totals	$684,684

The fair value of the mortgage note payable is estimated based on the current rates offered to the project for debt of the same remaining maturities. At December 31, 2014, the fair value of the mortgage approximates the amount recorded in the financial statements.

NOTE G - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

Deferred Developers' Fee

The Project was developed by a previous Limited Partner pursuant to a development agreement which provides for a development fee of up to $291,329. The unpaid balance is repayable out of remaining available development proceeds, if any, and then out of distributable cash flow, as defined. The unpaid portion of the developers fee upon the Completion of Construction, as defined in the partnership agreement, shall be converted to a non-interest bearing note payable. The development fee is required  to be paid by December 31, 2021. As of December 31, 2014 and 2013, development fees payable  were
$161,845 and $161,845, respectively.

Asset Management Fee

The Partnership shall pay to an affiliate of the limited partner a cumulative annual asset management fee in the amount of $1,000, increasing 3% per year, for its services in assisting in monitoring Partnership activities commencing with the year 2008. Asset management fees expensed during 2014 and 2013 totaled $1,194 and $1,159, respectively. At December 31 2014 and 2013, asset management fees payable amounted to $6,503 and $6,468, respectively.

Due to Limited Partner

In 2010, the Limited Partner secured and paid for auditing services for  the Partnership.  At  December 31, 2014, $5,500 remained payable to the Limited Partner bearing no interest and is payable from net operating losses.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE G - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (CONTINUED)

Incentive Management Fees

Provided certain other payments are made and there is cash flow remaining, as defined in the Partnership Agreement, the Partnership shall pay non-cumulative incentive management fees to the general partner commencing in 2008. There were no incentive management fees paid during the years ended December 31, 2014 and 2013.

Tax Credit Compliance Fees

Provided certain other payments are made and there is cash flow remaining, as defined in the Partnership Agreement, the Partnership shall pay non-cumulative tax credit compliance fees to the general partner commencing in 2008.  No such fees were paid during 2014 or 2013.

Operating Deficit Guaranty

The Partnership Agreement provides for an operating deficit guaranty, whereby the managing general partner shall be obligated to provide sufficient funds to discharge certain Project expenses incurred over a defined period. Such funding, in the form of a subordinate loan, would be included in due to affiliates and would be repaid as cash flow permits.

NOTE H - OWNERS' RETURN

Owners' cash was not paid in 2014 or 2013.

NOTE I - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

Except as otherwise provided and subject to the requirements of RD regarding partnership distributions, Net Operating Income for each fiscal year shall be distributed within 75 days following each calendar  year and shall be applied in the following order of priority:
(a)
to pay the Deferred Management Fee, if any;
(b)
to pay the current Asset Management Fee and then to pay any accrued Asset Management Fees which have not been paid in full from previous years;

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE I - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

(c)
to pay any amount owed to the Limited Partner pursuant to Section 14.2(b) that is above the amount RD allows paid as a Cash Expense;
(d)
to pay any unpaid Development Fee;
(e)
to pay the Operating Loans, if any, as referenced in Section 6.3 of this Agreement; and
(f)
of the balance, 9.99% shall be paid to the Limited Partner, 0.01% shall be paid to the Special Limited Partner, and 90% shall be paid as follows: 88.89% to pay the  Incentive Management Fee and the Tax Credit Compliance Fee, and the balance following payment of such fees shall be paid to the General Partner.

NOTE J - ADVERTISING

The partnership incurred advertising costs of $634 in 2014 and $973 in 2013.

NOTE K - PROPERTY PURCHASE OPTION

The Partnership has granted its General Partner an option to purchase the Limited Partner's interest in the Partnership at the end of the low income housing tax compliance period in an amount equal to the principal balance of outstanding debt secured by the Apartment Complex (excluding any debt incurred five years prior to the sale date) and all federal, state, and local taxes attributable to the sale. Such  option is based on the project General Partner or sponsor maintaining the low income occupancy of the project for the extended use period of 15 additional years.

NOTE L - EXEMPTION FROM REAL ESTATE TAXES

The residential portion of the Partnership property was qualified for exemption from property taxes in 2014 by the Montana Department of Revenue in accordance with Montana Code Annotated Part 2, Chapter 6, Title 15. The exempt status continues so long as stature and the circumstances referenced in the application remain unchanged.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE M -  RECONCILIATION OF FINANCIAL TO TAXABLE INCOME (LOSS)

A reconciliation of financial statement net (loss) to ordinary (loss) of the Partnership, as reported on the Partnership's information return, for the years ended December 31, are as follows:

	2014	2013
Financial statement net income (loss)	$204,685	$(66,865)
Non-Taxable Affordable Housing Grant	(270,939)	-
Financial statement depreciation and amortization	81,252	76,514
Tax return depreciation and amortization	(109,213)	(104,372)
Partnership tax return ordinary income (loss)	$(94,216)	$(94,723)

NOTE N - CONTINGENCY

Housing Tax Credits (Unaudited)

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation.  In addition, tenant eligibility and rental charges are restricted in accordance with  Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE N - CONTINGENCY (CONTINUED)

The remaining anticipated tax credits are as follows:

Year	Amount
2015	$220,452
2016	220,452
2017	220,452
2018	133,935
2019	12,816
2020	12,816
2021	12,816
2022	12,816
$846,555

In 2014, the Partnership received an Affordable Housing Preservation Grant from the Federal Home  Loan Bank of Seattle that was used to pay for rehabilitation costs incurred the prior year. The Grant's regulatory agreement requires that the rental units be occupied by persons at or below 30 to 50 percent of the area median income for a period of 15 years and certain reporting requirements. Should sale or refinancing of the project occur prior to the 15-year compliance period, grant funds in the amount of $270,939 must be repaid unless the project continues to be subject to recorded deed restriction or other legally enforceable retention agreement.

NOTE O - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is the apartment complex.  The Partnership's operations are concentrated  in the affordable housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies, including, but not limited to, RD and the State Housing Agency.  Such administrative directives, rules and regulations are subject to change by an act  of Congress or an administrative change mandated by RD or the State Housing Agency. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

CRESTVIEW HOUSING, LTD. RHS PROJECT NO. 31-015-387826946
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE P - TAX CREDIT GUARANTY

The Partnership has been allocated Federal Low Income Housing Tax Credits under Internal Revenue Code Section 42. The tax credits are not reflected in the accompanying financial statements of the Partnership and, therefore, have not been audited. According to the terms of the Partnership agreement, if the anticipated amount of projected tax credits to be allocated to the Limited Partner are less than the projected tax credit amount, then the capital contributions of the Limited Partner will be reduced by an amount equal to the permanent credit reduction.

NOTE Q - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative  to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Crestview Housing, Ltd. through February 6, 2015, the date the financial statements were issued, and concluded that no additional subsequent events aside from the aforementioned ongoing litigation have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.